EXHIBIT 11.1


              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE



Three Months Ended
June 30, 1996




   Net Loss           Weighted Average Shares Outstanding        Loss per Share
$1,534,971 divided by        4,857,549                    equals      $0.32


Six Months Ended
June 30, 1996


   Net Loss         Weighted Average Shares Outstanding           Loss per Share
$3,086,069 divided by         4,644,966                   equals      $0.66